February 25, 1997



Securities and Exchange Commission
Washington, D.C. 20549


Ladies and Gentlemen:


We are currently principal accountants of Kinetic Concepts, Inc. and subsidiaries, and, under the date February 6, 1996, we reported on the consolidated financial statements of Kinetic Concepts, Inc. and subsidiaries as of and for the years ended December 31, 1995 and 1994. On February 21,
1997, we were notified that our appointment as principal accountants will terminate upon the completion of our audit of the consolidated financial statements of the Company as of and for the year ended December 31, 1996 and the issuance of our report thereon. We have read Kinetic Concepts, Inc. statements included under Item 4 of its Form 8-K dated February 25, 1997, and we agree with such statements, except that we are not in position to agree or disagree with Kinetic Concepts, Inc.'s statements in paragraph one other than the date we were notified of our termination or any of the statements in paragraph four.

Very truly yours,

/s/ KPMG PEAT MARWICK LLP
-------------------------
KPMG Peat Marwick LLP